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                                                                     EXHIBIT 4.1

                           ARTICLES OF INCORPORATION


                                    TITLE I

                  NAME--REGISTERED OFFICE--DURATION--PURPOSE

ARTICLE 1.--NAME

There exists among the subscribers and all those who may become owners of Shares hereafter issued, a public limited company (societe anonyme) qualifying as an investment company with fixed share capital (societe d'investissement a capital fixe) within the meaning of Article 72-3 of the amended law of August 10, 1915, under the name of Security Capital U.S. Realty.


ARTICLE 2.--REGISTERED OFFICE

The registered office of the Company is established in Luxembourg, Grand Duchy of Luxembourg. Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad.

In the event that the board of directors determines that extraordinary political or military events have occurred or are imminent which would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such provisional measures shall have no effect on the nationality of the Company which, notwithstanding such temporary transfer, shall remain a Luxembourg corporation.


ARTICLE 3.--DURATION

The Company is established for an unlimited period of time.


ARTICLE 4.--PURPOSE

The exclusive purpose of the Company is to invest in real estate (i) directly or
(ii) through one or several subsidiaries or (iii) through direct or indirect shareholdings in and convertible and other debt of real estate companies with the purpose of spreading investment risks and affording its shareholders the results of the management of its assets.

On an ancillary basis or for defensive purposes, the Company may temporarily invest all or part of its assets in cash, cash equivalents, similar financial instruments or debt
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securities.

The investment objectives and policies shall be determined by the board of directors pursuant to Article 18 hereof and shall be disclosed in the sales documents of the Shares to be issued by the board of directors of the Company from time to time (the "SALES DOCUMENTS").

The Company may take any measures and carry out any transaction which it may deem useful for the fulfilment and development of its purpose to the largest extent permitted under the law of 30 March 1988 on Undertakings for Collective Investment.

                                   TITLE II

                    SHARE CAPITAL--SHARES--NET ASSET VALUE

ARTICLE 5.--SHARE CAPITAL--SERIES OF SHARES

The Company shall have an authorized capital of One Billion United States Dollars ($1,000,000,000) consisting of 500,000,000 (five hundred million) Shares of a par value of Two United States Dollars ($2.00) per Share. The Company has an issued capital of Three Hundred and Forty-Six Million Two Hundred and Forty Seven Thousand, Four Hundred and Eighty Six United States Dollars and Seventy-Three point Two cents ($ 346,247,486.732) consisting of One Hundred and Seventy Three Million, One Hundred and Twenty Three Thousand, Seven Hundred and Forty Three point Three Hundred and Sixty-Six (173,123,743.366) Shares of a par value of Two United States Dollars ($2.00) per Share. All the Shares in issue have been fully paid up by payment in cash.

The authorized and issued capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these Articles of Incorporation, as prescribed in Article 30 hereof. In addition, the issued capital of the Company may be increased in accordance with
Article 7 by the issuance of new Shares for subscription up to the amount of the authorized capital. Each time the board of directors shall so act to render effective, in whole or in part, an increase of the issued capital as authorized by these Articles of Incorporation, the board of directors shall cause this
Article 5 to be amended so as to reflect such increase of capital and shall take or authorize the taking of all necessary action for the purpose of effecting such amendment in accordance with Luxembourg law.

The board of directors may create such capital reserves from time to time as it may determine is proper (in addition to those which are required by law) and shall create a paid-in surplus from funds received by the Company as issue premiums on the issue and sale of its shares, which reserves or paid-in surplus may be used to provide for the payment for any Shares which the Company may redeem in accordance with these Articles of Incorporation, for setting off any realized or unrealized capital losses or for the payment of any dividend or other distribution (it being understood that the board of directors may decide to make distributions within the limits set out in Article 72-3
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                                                                               3

of the law dated 10 August 1915 on commercial companies).

The board of directors is empowered to subdivide all Shares to be issued or sold pursuant to Article 7 hereof (including Shares already issued and outstanding at the time of such subdivision) into two Series for the purpose of avoiding adverse tax consequences for the Company. If subdivided, the Shares of Series A (the "SERIES A SHARES") may be issued to and held by any investors. The Shares of Series B (the "SERIES B SHARES", and together with the Series A Shares, the "SHARES"), will only be issued to, and may only be held by (i) individuals who are residents or citizens of the United States and who have a substantial presence, permanent home or habitual abode there or individuals who are citizens or residents of Luxembourg; (ii) publicly-traded companies of the United States whose principal class of shares is substantially and regularly traded on (a) an exchange registered with the U.S. Securities and Exchange Commission as a national securities exchange for purposes of the U.S. Securities Exchange Act of 1934 or (b) the NASDAQ system or (c) certain foreign exchanges; (iii) United States pension funds provided more than half the participants in such a fund are residents or citizens of the U.S.; (iv) private companies of the United States or specified European countries, all of the owners of which fit within any of the foregoing categories as determined by the board of directors acting in the best interests of the Company and (v) other classes of holders but only to the extent specifically approved by the board of directors acting in the best interests of the Company. At all times following any subdivision of Shares, the outstanding Series B Shares must represent at least 60% of all outstanding Shares. Shares of both Series shall vote as a single class at any general meeting and shall have equal rights in all respects except as regards their transferability which is governed by the following provisions:

Series A Shares are freely transferable whereas Series B Shares may only be transferred to an already existing holder of Series B Shares or to an investor eligible to become a holder of Series B Shares according to the criteria defined hereabove and pursuant to the provisions of Article 9 hereof.


ARTICLE 6.--FORM OF SHARES

(1) Shares will only be issued in registered form.

All issued registered Shares of the Company shall be registered in the register of shareholders which shall be kept by the Company or by one or more persons designated thereto by the Company, and such register shall contain the name of each owner of registered Shares, his residence or elected domicile as indicated to the Company, the number of registered Shares held by him and the amount paid up on each such Share.

The inscription of the shareholder's name in the register of Shares evidences his right of ownership of such registered Shares. The Company shall decide whether a certificate for such inscription shall be delivered to the shareholder or whether the
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shareholder shall receive a written confirmation of his shareholding.

The Share certificates shall be signed by two directors or by any officer of the Company duly authorised by the board of directors. Such signatures shall be either manual, or printed, or in facsimile. The Company may issue temporary Share certificates in such form as the board of directors may determine.

(2) Transfer of registered Shares shall be effected (i) if Share certificates have been issued, upon delivering the certificate or certificates representing such Shares to the Company along with other instruments of transfer satisfactory to the Company, and (ii) if no Share certificates have been issued, by a written declaration of transfer to be inscribed in the register of shareholders, dated and signed by the transferor and transferee, or by persons holding suitable powers of attorney to act therefor. Any transfer of registered Shares shall be entered into the register of shareholders; such inscription shall be signed by one or more directors or officers of the Company or by one or more other persons duly authorized thereto by the board of directors. Shares are freely transferable, subject to the provisions of Articles 5 and 9 hereof.

(3) Shareholders entitled to receive registered Shares shall provide the Company with an address to which all notices and announcements may be sent. Such address will also be entered into the register of shareholders.

In the event that a shareholder does not provide an address, the Company may permit a notice to this effect to be entered into the register of shareholders and the shareholder's address will be deemed to be at the registered office of the Company, or at such other address as may be so entered into by the Company from time to time, until another address shall be provided to the Company by such shareholder. A shareholder may, at any time, change his address as entered into the register of shareholders by means of a written notification to the Company at its registered office, or at such other address as may be set by the Company from time to time.

(4) If any shareholder can prove to the satisfaction of the Company that his Share certificate has been mislaid, mutilated or destroyed, then, at his request, a duplicate Share certificate may be issued under such conditions and guarantees, including but not restricted to a bond issued by an insurance company, as the Company may determine. At the issuance of the new Share certificate, on which it shall be recorded that it is a duplicate, the original Share certificate in replacement of which the new one has been issued shall become void.

Mutilated Share certificates may be cancelled by the Company and replaced by new certificates.

The Company may, at its election, charge to the shareholder the costs of a duplicate or of a new Share certificate and all reasonable expenses incurred by the Company in connection with the issue and registration thereof or in connection with the annulment of the original Share certificate.
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                                                                               5

(5) In the event that a Share is registered in the name of more than one person, the first named holder in the register shall be deemed to be the representative of all other joint holders and shall alone be entitled to be treated as the holder of such Share for all purposes, including without limitation entitlement to receive notices from the Company.

(6) The Company may decide to issue fractional Shares. Such fractional Shares shall carry no entitlement to vote but shall entitle the holder to participate in the net assets of the Company on a pro rata basis.


ARTICLE 7.--ISSUE AND SALE OF SHARES

(1) Subject to the provisions of this Article 7, the board of directors of the Company is authorized (i) to issue additional Shares up to the total authorized capital by contributions in cash, contributions in kind or by conversion of the net profits or any other available reserves into share capital, in whole or in part, from time to time as the board of directors in its discretion may determine, within a period expiring on July 27, 2003; and (ii) to determine the conditions of any such increase in capital, including, in relation to contributions in cash and in kind, the price per Share and payment terms, and terms of delivery, respectively. Any contributions in kind have to be compatible with the investment policy of the Company. Furthermore, such contributions have to be made in accordance with Article 26-1 of the law of the 10 August 1915 on commercial companies and thus are subject to a valuation report being established by the auditor of the Company. Such valuation report will be established at the expense of the Company. In addition, in relation to a contribution in kind of a real estate property or properties or in relation to a contribution in kind of more than 50% of the share capital of any company, the Company shall commission a valuation report by an Independent Appraiser (as defined in the Sales Documents) as to the value of such contribution in kind.

(2) The board of directors may impose restrictions on the frequency at which Shares shall be issued; the board of directors may, in particular, decide that Shares shall only be issued during one or more offering periods or at such other frequency as provided for in the Sales Documents. No Shares will be issued during any period when the calculation of the net asset value per Share in the Company is suspended pursuant to the provisions of Article 11. Any application for subscription shall be irrevocable except in the event of a suspension of the calculation of the net asset value. If, during the offering period for any particular offering, there is a suspension of the calculation of the net asset value, any application for subscription made prior to such suspension may be revoked by the subscriber.

(3) The Company may issue its Shares for subscription either: (i) at a price per Share which is no less than the net asset value per Share as determined in compliance with Article 10 hereof as of such Valuation Day (as defined in
Article 11 hereof) as is determined in accordance with such policy as the board of directors may from time to time determine; or (ii) at a price per Share which is below the net asset value per
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                                                                               6

Share (as so determined) either (A) by reserving for existing shareholders the right to subscribe for new shares on a preferential and rateable basis in compliance with the provisions of this Article 7 ("RIGHTS OFFERING"), provided however that the Company does not have to reserve such preferential and rateable right in circumstances where the price per Share at which the Shares are offered for subscription is no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares), reported on the last trading day preceding the time upon which the board of directors approved the pricing of the Shares or (B) in connection with the conversion of outstanding debt securities, which are convertible into Shares (whether by way of conversion, subscription or otherwise) ("convertible debt securities").

(4) The price per Share at which the Company offers Shares for subscription or sale may be increased by an amount representing a percentage estimate of costs and expenses to be incurred by the Company when investing the proceeds of the offering and/or by an amount representing applicable sales commissions, and fees and expense reimbursement as determined from time to time by the board of directors, in its discretion, as shall be disclosed in the Sales Documents. The price so determined shall be payable within a period as determined by the board of directors. The Company may decide, at the discretion of the board of directors, to pay such costs and expenses, commissions and fees and expense reimbursement out of the assets of the Company, provided however, any applicable sales commissions payable in this manner to the Advisor (as defined in Article
17) or an affiliate of the Advisor shall be approved by a majority of the independent directors (as defined in Article 13) in accordance with Article 13.

(5) If the Company offers its Shares for subscription within the five-year period referred to in the first paragraph of this Article 7 at (i) a price per Share which equals or exceeds the net asset value per Share, or at (ii) a price per Share which is below the net asset value per Share but no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares), reported on the last trading day preceding the time upon which the board of directors approved the pricing of the Shares, the board of directors is authorized to issue such Shares without reserving for the existing shareholders a preferential right to subscribe for the Shares to be issued.

(6) Where the board of directors determines it to be in the best interests of the shareholders and the Company to issue Shares at a price below the net asset value per Share by way of Rights Offerings: (i) the rights to subscribe for such Shares shall be reserved for existing shareholders on a preferential and rateable basis, (ii) such offering shall be on such terms and conditions as the board of directors determines are fair and reasonable to the existing shareholders and customary for such offerings and (iii) the board of directors of the Company shall use its reasonable efforts to ensure that any existing shareholders electing not to subscribe for Shares pursuant to the Rights Offering receive value for such rights, at market prices, by a method which the board of directors determines to be appropriate in compliance with applicable law and to be in the best interest of the relevant shareholders.
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(7) Within the five-year period referred to in the first paragraph of this
Article 7 and within the limit of the authorized capital, the board of directors is authorized to issue convertible debt securities to such persons and at such conversion prices and on such other terms and conditions as the board of directors shall consider from time to time to be in the best interests of the Company; provided, however, that the price per Share at which such debt securities are convertible shall exceed the last reported sales price (on the stock exchange having the highest average daily volume in Shares), reported on the last trading day preceding the time upon which the board of directors approved the pricing of the convertible debt securities and provided further that the price per Share at which such debt securities are convertible shall be capable of adjustment as deemed fit by the Board of Directors in order to prevent the holders of the convertible debt securities from being diluted. In the event the Company issues convertible debt securities as contemplated hereby within the five-year period referred to in the first paragraph of this Article 7, the board of directors is authorized to issue such convertible debt securities without reserving for the existing shareholders a preferential right to subscribe for such convertible debt securities or the Shares underlying such convertible debt securities. The aggregate of all borrowings of the Company may not exceed on average 50% of the aggregate valuation of the Company's (i) debt and equity interests in its real estate companies and (ii) direct properties and property rights.

(8) The board of directors may delegate to any director, manager or officer of the Company the power to accept subscriptions and to receive payment of the price of the new Shares to be issued and to deliver them.

(9) The board of directors may accept subscriptions to be made on a cash or on a cash and terms or instalment basis.

(10) The board of directors may not issue Series A Shares if, immediately after such issuance, the total number of Series B Shares comprise less than 60% of the total number of issued and outstanding Shares of the Company.

(11) The Company also may offer Shares which have been previously redeemed by it for sale on the same terms (including pricing terms) and subject to the same conditions as the Company is entitled to offer Shares for subscription hereunder.


ARTICLE 8.--REDEMPTION OF SHARES

The Company is a closed-end undertaking for collective investment. Consequently, Shares in the Company shall not be redeemable at the request of a shareholder.

The Company, however, may redeem its Shares whenever the board of directors considers this to be in the best interest of the Company, subject to the terms and conditions it shall determine and within the limitations set forth by law and these Articles. In particular, at the option of the board of directors, Shares may be redeemed on a pro rata basis as between existing shareholders of the Company, in order to
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                                                                               8

distribute to the shareholders upon the disposal of an investment asset by the Company the net proceeds of such investment, notwithstanding any other distribution pursuant to Article 26 hereof. Any such redemption shall be made only out of the Company's retained profits and non-compulsory reserves (including any paid-in surplus but excluding any reserve required by Luxembourg law).

The Company shall seek to qualify as a "VENTURE CAPITAL OPERATING COMPANY" under United States Employee Retirement Income Security Act ("ERISA") and will therefore be exempt from the application of ERISA. Should the Company be subsequently determined to be subject to ERISA, it will redeem Shares held by pension plans pro rata and other retirement funds to the extent necessary to cause such investors, as a group, to thereafter own less than 25% of the outstanding Shares of the Company.

The redemption price shall be the net asset value per Share determined in accordance with the provisions of Article 10 as at the Valuation Day specified by the board of directors in their discretion, less an amount, if any, equal to any duties and charges which will be incurred upon the disposal of the Company's investments as at the date of redemption in order to fund such a redemption, provided however that if Shares are redeemed otherwise than on a pro rata basis between all existing shareholders, the board of directors may elect, if it considers this to be necessary for the protection of the interests of the remaining shareholders, to fix a redemption price below the net asset value per Share, but being no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares), reported on such trading day as specified by the board of directors in their discretion.

Notwithstanding the provisions of the preceding paragraph redemptions may take place at market price if the Company elects to buy back Shares on the stock exchange, provided however that such market price is not above the net asset value per Share.

The redemption price per Share shall be paid within a period as determined by the board of directors which shall not exceed fourteen business days from the date fixed for redemption, provided that the Share certificates, if any, and the transfer documents have been received by the Company, subject to the provision of Article 11 hereof.

The board of directors may not redeem Series B Shares if, immediately after such redemption, the total number of Series B Shares comprise less than 60% of the total number of issued and outstanding Shares of the Company.

Shares redeemed by the Company shall remain in existence but shall not have any voting rights or any right to participate in any dividends declared by the Company or in any distribution paid upon the liquidation or winding up of the Company and shall be disregarded for purposes of determining net asset value per Share, in each case, for so long as such Shares are held by the Company. If such Shares are reissued by the Company, the consideration received in respect of such Shares shall be no less than (i) the net asset value per Share as determined by the board of directors as of the Valuation Day immediately preceding the date of such reissue, or (ii) the price which is no less than the last available sales price (on the stock exchange having the highest
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average daily volume in Shares), reported on the last trading day preceding the time upon which the board of directors priced the reissue of Shares unless such Shares are reissued by way of Rights Offering (as defined in Article 7 hereof).


ARTICLE 9.--RESTRICTIONS ON OWNERSHIP OF SHARES

Section 1.   Definitions.

For the purposes of this Article 9, the following terms shall have the following meanings:

"BENEFICIAL OWNERSHIP" shall mean: (i) a Person's ownership of Shares within the meaning of Section 544 of the Code (except that no corporate shareholder owning less than 10% of the stock of an Excluded Holder shall be treated as owning Shares held by such Excluded Holder if an individual directly or indirectly owns 50% or more in value of the stock of such corporate shareholder; (ii) a Person's ownership of Shares (whether directly, indirectly or constructively) within the meaning of Section 958 of the Code; and (iii) a Person's ownership of Shares (directly, indirectly, or beneficially within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (including Shares that would otherwise be excluded by Section 13(d)(6) and Rule 13d-4 thereof and Shares beneficially owned by any group of persons). The terms "BENEFICIAL OWNER", "BENEFICIALLY OWNS" and "BENEFICIALLY OWN" shall have the correlative meanings.

"CHARITABLE BENEFICIARY" shall mean an organisation or organisations described in Sections 170 (b)(l)(A) and 170(c) of the Code and identified by the board of directors as the beneficiary or beneficiaries of the Shares held in a fiduciary capacity.

"CODE" shall mean the United States of America Internal Revenue Code of 1986, as amended from time to time.

"CFC" shall mean a controlled foreign corporation within the meaning of Sections 951 through 958 of the Code.

"EVENT" shall have the meaning given to such term in Section 3(A) of this
Article 9.

"EXCESS SHARES" shall mean Shares resulting from an exchange described in
Section 3 of this Article 9.

"EXCESS SHARES FIDUCIARY" shall mean a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee, identified by the board of directors as a fiduciary.

"EXCLUDED HOLDER" shall mean Security Capital Group Incorporated, a Maryland (United States of America) corporation, and its affiliates, successors, or assigns. However, an affiliate, successor, or assignee will be treated as an Excluded Holder
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only if Security Capital Group Incorporated obtains an opinion of counsel that any ownership of Shares by such affiliate, successor, or assignee will not cause the Company to be treated as a PHC, a FPHC, or a CFC.

"FPHC" shall mean a foreign personal holding company within the meaning of
Section 552 of the Code.

"GERMAN OWNERSHIP LIMIT" shall mean 50 % of the share capital or voting rights in the Company. The overall participation of German Tax Residents in the Company shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.

"GERMAN TAX RESIDENT" means any individual, corporation or other entity which is resident in Germany for tax purposes under Section 1 of the German Income Tax Act or Section 1 of the German Corporate Tax Act.

"INDIVIDUAL" shall mean a natural person or an organisation described in Section 401(a), 501(c)(17), or 509(a) of the Code or a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code or a corresponding provision of a prior income tax law.

"MARKET PRICE" as of a relevant date shall be determined from data provided by the stock exchange having the highest average daily volumes in Shares for the 20 trading days preceding such date. Market Price shall mean the last reported sales price on such exchange for the trading day immediately preceding the relevant date. If the Shares are not then traded on an exchange, Market Price shall mean the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then so traded, the market price of such Shares on the relevant date as determined in good faith by the board of directors. If Shares are issued in two or more classes under Article 5 herein, Market Price shall be determined on a class-by-class basis.

"OWNERSHIP LIMIT" shall mean 9.5% in number, value or vote of (i) the Company's outstanding Shares or, (ii) if Shares are issued in two or more classes under
Article 5 herein, the outstanding Shares of any class of Shares. The number, value, and vote of the outstanding Shares of the Company shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of this provision, "vote" shall have the meaning of Section 957 of the Code.

"PERSON" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

"PHC" shall mean a personal holding company within the meaning of Section 542 of
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                                                                              11

the Code.

"PURPORTED BENEFICIAL TRANSFEREE" shall mean, with respect to any purported Transfer which results in Excess Shares, the beneficial holder of the Shares, if such Transfer had been valid under Section 2 of this Article 9.

"PURPORTED RECORD TRANSFEREE" shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares, if such Transfer had been valid under Section 2 of this Article 9.

"SETTLEMENT AMOUNT" shall have the meaning given to such term in Section 14 of this Article 9.

"SHARES" shall mean the Shares of the Company as may be authorised and issued from time to time pursuant to Article 7.

"TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, but excluding the exchange of debt or any security of the Company for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "TRANSFERS" and "TRANSFERRED" shall have the correlative meanings.


Section 2.   Ownership Limitation.

(A) No Person (other than an Excluded Holder) shall Beneficially Own Shares in excess of the Ownership Limit.

(B) Any Transfer that would result in any Person (other than an Excluded Holder) Beneficially Owning Shares in excess of the Ownership Limit shall be unenforceable against the Company as to such Shares in excess of the Ownership Limit.

(C) Any Transfer that would result in five or fewer Individuals Beneficially Owning more than 50% in value of (i) the Company's outstanding Shares or (ii) the outstanding Shares of any class of the Company's Shares, shall be unenforceable against the Company as to the Transfer of those Shares that result in such excess.

(D) German Tax Residents shall not directly or indirectly (whether through a subsidiary, trust arrangement or otherwise) collectively own Shares in excess of the German Ownership Limit. Any Transfer of Shares that would result in German Tax Residents collectively owning directly or indirectly (whether through a subsidiary, trust arrangement or otherwise) Shares in excess of the German Ownership Limit shall be
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                                                                              12

unenforceable against the Company.

(E) Subject to Section 11 of this Article 9, any Transfer of Series B Shares to a person that is not an Eligible Series B Holder shall be unenforceable against the Company as to the Transfer of such Shares; and the intended transferee shall acquire no rights in such Shares.

(F) Nothing contained in this Article 9 shall preclude the settlement of any transaction entered into through the facilities of any securities exchange. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 9.


Section 3.   Excess Shares.

(A) If an event, including a purported Transfer (an "EVENT"), occurs that would cause any Person (other than an Excluded Holder) to Beneficially Own Shares in excess of the Ownership Limit, then Shares Beneficially Owned by such Person shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are exchanged, Shares Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any other Person's Shares. Where several Persons exist, the exchange shall be pro rata. If any Person is required to exchange Shares pursuant to this clause, such Person shall first exchange Shares owned directly before exchanging Shares owned constructively through the application of Section 544 of the Code. Where such Person owns Shares constructively through one or more Persons and the Shares held thereby must be exchanged, the exchange of Shares by such other Persons shall be pro rata.

(B) If an Event occurs that would cause the Company to become a PHC or a FPHC, Shares Beneficially Owned that would cause the Company to be a PHC or FPHC (rounded up to the next whole share) shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such status. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event. If, after the exchange of any such Shares, the Company is still a PHC or a FPHC, any Individual or Individuals whose Beneficial Ownership of Shares in the Company increased as the result of the Event and who is among the five Individuals who caused the Company to become a PHC or a FPHC, shall exchange Shares on a pro rata basis for an equal number of Excess Shares until the Company is not a PHC or FPHC. In determining which Shares are exchanged, Shares owned directly by such Individual or Individuals shall be exchanged before Shares owned constructively through the application of Section 544 of the Code. Where an Individual owns Shares constructively through one or more Persons, any exchange of such Shares shall be pro rata.

(C) If an Event occurs that would cause German Tax Residents to own Shares in excess of the German Ownership Limit, such Shares that would cause such excess shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess. The Board of Directors shall determine in good faith which particular shares are to be exchanged pursuant to the foregoing sentence. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event.


Section 4.   Prevention of Transfer.

Any Transfers or attempted Transfers in violation of Section 2 herein shall automatically result in the designation and treatment described in Section 3 herein. If the board of directors shall at any time determine in good faith that Person intends to acquire or has attempted to acquire Beneficial Ownership that would result in violation of Section 2 herein the board of directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, refusal to effect such Transfer on the books of the Company or proceedings to enjoin such Transfer.


Section 5.   Notice to Company.

Any Person who acquires or attempts to acquire Shares in violation of Section 2 herein, or any Person who is a transferee such that Excess Shares result under
Section 3 herein, shall immediately give written notice to the Company. Persons required to give notice under this Section 5 shall provide the Company such other information as the Company may reasonably request in order to allow the Company to apply the ownership, voting and transfer restriction of this Article 9.


Section 6.   Information Reporting.

Every Beneficial Owner of 5% or more of the number or value of outstanding Shares of the Company shall provide to the Company information as the Company may reasonably request in order to allow the Company to apply the ownership, voting and transfer restrictions of this Article 9.


Section 7.   Other Action by Board.

In addition to the powers enumerated herein, the board of directors shall be empowered to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preventing the Company from becoming a PHC, a FPHC, or a CFC or being subject to adverse tax treatment in Germany. No application of this Section 7 shall preclude the settlement of any transaction entered into through the facilities of any stock exchange.

Section 8.   Ambiguities.

In the case of an ambiguity in the application of any of the provisions of this
Article 9, including any definition contained in Section l, the board of directors shall have the power to determine the application of the provisions of this Article 9 with respect to any situation based on the facts known to it.


Section 9.   Increase or Decrease in Ownership Limit.

Subject to the limitations provided in Section 10 of this Article 9, the board of directors may from time to time increase or decrease the Ownership Limit or the German Ownership Limit. If any decrease is a result of a retroactive change in existing law that would require a decrease to prevent either PHC, FPHC, or CFC status or adverse tax treatment in Germany, such decrease may be retroactive to the extent necessary to preclude such status or treatment. Any other decrease may be only made prospectively as to subsequent holders.


Section 10.  Ownership Limitations

(A) The Ownership Limit may not be increased if such increase would enable five Individual Beneficial Owners of Shares to Beneficially Own, in the aggregate, more than 49.9% in number or value of the Company's outstanding Shares.

(B) Prior to the modification of the Ownership Limit or the German Ownership Limit pursuant to Section 9 herein, the board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure that the Company does not become either a PHC, a FPHC, or a CFC or become subject to adverse tax treatment in Germany.

(C) Subject to Section 11 herein, no Ownership Limit may be increased to a percentage which is greater than 9.9%.


Section 11.  Waivers by the Board.

(A) Notwithstanding Section 2 herein, the board of directors may exempt a Person from the Ownership Limit or the German Ownership Limit if the board of directors obtains such representations and undertakings from such Person as the board of directors may deem appropriate. In addition, the board of directors may waive the Ownership Limit and allow the Company to become a CFC with the consent of every Excluded Holder and Person who is a U.S. shareholder of the Company within the meaning of Section 951 of the Code.

                                                                              15
Section 12.   Severability.

If any provision of this Article 9 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.


Section 13.  Transfer of Excess Shares.

Any Excess Shares shall be deemed as of the date of their exchange for shares to have been transferred to the Excess Shares Fiduciary, as a fiduciary for the exclusive benefit of the Charitable Beneficiary or Charitable Beneficiaries having an interest in such Excess Shares. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Sections 14 and 16 herein.


Section 14.  Distributions on Excess Shares.

Any distributions (whether taxable as a dividend, return of capital or otherwise) on Excess Shares arising on or after the date such Shares may be classified as Excess Shares shall be payable by the Purported Record Transferee to the Excess Shares Fiduciary for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive (i) the lesser of (1) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to become Excess Shares, and (2) the price received by the Excess Shares Fiduciary from the redemption (under this Section 14) or Transfer (under Section 16 herein) of the Shares minus (ii) any distribution payable but not yet paid by the Purported Record Transferee to the Excess Shares Fiduciary (in the aggregate, the "SETTLEMENT AMOUNT").


Section 15.  Voting of Excess Shares.

The Excess Shares Fiduciary shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter.


Section 16.  Sale and Transferability of Excess Shares.

Excess Shares shall be Transferable only as provided in this Section 16. The Company shall place a broker's order to sell any Excess Shares for cash. Such Shares shall be sold to the Person who makes and pays the highest offer for such Shares and whose Beneficial Ownership of such Shares will not violate Sections 2 or 3 herein. The proceeds of the sale shall be payable to the Excess Shares Fiduciary, which shall pay the Settlement Amount (as defined in Section 14 herein) to the Purported Record Transferee and the remainder to the Charitable Beneficiary.

If any of the foregoing restrictions on Transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.


Section 17.   Underwritten Offerings.

The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering; provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.


ARTICLE 10.--CALCULATION OF NET ASSET VALUE PER SHARE

The net asset value per Share in the Company shall be expressed in United States Dollars and shall be determined as of any Valuation Day by dividing the net assets of the Company, being the value of the assets less the liabilities, on any such Valuation Day, by the number of Shares then outstanding in the Company, less the number of any Shares redeemed by the Company and not disposed of by the Company, in accordance with the rules set forth below. The net asset value per Share may be rounded up or down to the nearest unit of the relevant currency as the board of directors shall determine. If since the time of determination of the net asset value there has been a material change in the quotations in the markets on which a substantial portion of the investments of the Company are dealt in or quoted, the Company may, in order to safeguard the interests of the shareholders and the Company, cancel the first valuation and carry out a second valuation.

The valuation of the net asset value per Share shall be made in the following manner:

I. SUBJECT TO PART III OF THIS ARTICLE 10, THE ASSETS OF THE COMPANY SHALL
INCLUDE:

1) properties and property rights registered in the name of the Company;

2) shareholdings in and convertible and other debt of real estate companies;

3) all cash on hand or on deposit, including any interest accrued thereon;

4) all bills and demand notes receivable and accounts receivable (including proceeds of securities sold but not delivered);

5) all bonds, time notes, shares, stock, debentures, debenture stocks, subscription rights, warrants, options and other securities, financial instruments and similar assets owned or contracted for by the Company (provided that the Company may make adjustments in a manner not inconsistent with paragraph d) below with regards to fluctuations in the market value of securities caused by trading ex-dividends, ex-rights, or by similar practices);

6) all stock, stock dividends, cash dividends and cash distributions receivable by the Company to the extent information thereon is reasonably available to the Company;

7) all interest accrued on any interest-bearing assets owned by the Company except to the extent that the same is included or reflected in the principal amount of such asset;

8) the preliminary expenses of the Company, including the cost of issuing and distributing Shares of the Company, insofar as the same have not been written off;

9) all other assets of any kind and nature including expenses paid in advance.

The value of such assets shall be determined as follows:

a) Real estate will be valued at their estimated investment value (current appraisal value including all costs of acquisition).

b) The securities of real estate companies which are listed on a stock exchange or dealt in on another regulated market, operating regularly, recognised and open to the public (a "REGULATED MARKET"), will be valued on the basis of the last available publicised stock exchange or market value.

c) The securities of real estate companies which are not listed on a stock exchange nor dealt in on another Regulated Market will be valued on the basis of the probable net realization value estimated with prudence and in good faith by the board of directors (generally using cost, unless events demonstrate that a lower or higher value is more accurate, as described in greater detail herebelow).

d) The value of any cash on hand or on deposit, bills and demand notes and accounts receivable, prepaid expenses, cash dividends and interest declared or accrued as aforesaid and not yet received shall be deemed to be the full amount thereof, unless in any case the same is unlikely to be paid or received in full, in which case the value thereof shall be arrived at after making such discount as the Company may consider appropriate in such case to reflect the true value thereof.

e) All other securities and other assets, including debt securities, restricted securities and securities for which no market quotation is available, are valued on the basis of dealer--supplied quotations or by a pricing service approved by the board of directors or, to the extent such prices are not deemed to be representative of market values, such securities and other assets shall be valued at fair value as determined in good faith pursuant to procedures established by the board of directors. Money market instruments held by the Company with a remaining maturity of ninety days or less will be valued by the amortized cost method, which approximates market value.

For the appraisal of the value of (i) properties and property rights registered in the name of the Company or any of its subsidiaries and (ii) direct or indirect shareholdings of the Company in real estate companies referred to under c) hereabove in which the Company shall hold more than 50 percent of the outstanding voting stock, the Company shall appoint an independent real estate appraiser provided that the Company may deviate from such evaluation if deemed in the interest of the Company and its shareholders and provided further that such valuation may be established at the year end and used throughout the following year unless there is a change in the general economic situation or in the condition of the relevant properties or property rights held by the Company or by any of its subsidiaries or by any controlled real estate companies which requires new valuations to be carried out under the same conditions as the annual valuations.

The value of all assets and liabilities not expressed in United States Dollars will be converted into United States Dollars at the rate of exchange ruling in Luxembourg on the relevant Valuation Day. If such quotations are not available, the rate of exchange will be determined in good faith by or under procedures established by the board of directors.

The board of directors, in its discretion, may permit some other method of valuation to be used, if it considers that such valuation better reflects the fair value of any asset of the Company.

Based upon the above described valuation rules, the board of directors has defined the following additional rule: in regard to the companies for which a public trading market does not then exist, the valuation of shares of those companies will occur in one of three ways. If the directors of the Company are comfortable with the operating progress of each privately held company, the investment will be valued at the Company's cost. Secondly, if the investment is not progressing as envisioned, it will be valued at an appropriate lower value. Finally, if the investee has raised substantial additional capital from independent third parties since the last valuation, the Company will use the price at which that capital was raised in the Company's net asset value calculation. In any case, the value will coincide with the Company's best estimate of realisable value, estimated with care and in good faith.


II. SUBJECT TO PART III OF THIS ARTICLE 10, THE LIABILITIES OF THE COMPANY SHALL INCLUDE:

1) all loans and other indebtedness for borrowed money (including convertible debt), bills and accounts payable;

2) all accrued interest on such loans and other indebtedness for borrowed money (including accrued fees for commitment for such loans and other indebtedness);

3) all accrued or payable expenses (including administrative expenses, advisory fees, including incentive fees, if any, custodian fees, and corporate agents'
fees);

4) all known liabilities, present and future, including all matured contractual obligations for payments of money or property, including the amount of any unpaid distributions declared by the Company, where the Valuation Day falls on the record date for determination of the person entitled thereto or is subsequent thereto;

5) an appropriate provision for future taxes based on capital and income to the Valuation Day, as determined from time to time by the Company, and other reserves (if any) authorized and approved by the board of directors, as well as such amount (if any) as the board of directors may consider to be an appropriate allowance in respect of any contingent liabilities of the Company;

6) all other liabilities of the Company of whatsoever kind and nature reflected in accordance with Luxembourg law and U.S. GAAP. In determining the amount of such liabilities the Company shall take into account all expenses payable by the Company which may comprise, as more fully described in the Sales Documents, formation expenses, fees payable to its advisors, including performance related fees, if any, fees and expenses payable to its accountants, custodian and its correspondents, domiciliary, administrative, registrar and transfer agents, any paying agent, any distributors and permanent representatives in places of registration, as well as any other agent employed by the Company, the remuneration of the directors and their reasonable out-of-pocket expenses, insurance coverage and reasonable travelling costs in connection with board meetings, fees and expenses for legal and auditing services (including due diligence expenses relating to potential investments), any fees and expenses involved in registering and maintaining the registration of the Company with any Governmental agencies or stock exchanges in the Grand Duchy of Luxembourg and in any other country, reporting and publishing expenses, including the cost of preparing, printing, advertising and distributing prospectuses, explanatory memoranda, periodical reports or registration statements, the cost of printing certificates, and the costs of any reports to shareholders, expenses incurred in determining the Company's net asset value, the cost of convening and holding shareholders' and board of directors' meetings, all taxes, duties, governmental and similar charges, and all other operating expenses, including the cost of buying and selling assets, the cost of publishing the issue and redemption prices, if any, interest, bank charges, currency conversion costs, and brokerage, postage, telephone and telex. The Company may accrue administrative and other expenses of a regular or recurring nature based on an estimated amount rateably for yearly or other periods.


III.   FOR THE PURPOSE OF THIS ARTICLE 10:

1) Shares of the Company to be redeemed (if any) under Article 8 hereof shall be treated as existing and taken into account until the date fixed for redemption and from such time and until paid by the Company the price therefor shall be deemed to be a liability of the Company;

2) Shares to be issued by the Company shall be treated as being in issue as from the date of issue;

3) if the Market Price (as defined in Article 9) for the Shares on the Valuation Day on which such valuation is made exceeds the stated conversion price for any outstanding convertible debt securities of the Company, the indebtedness evidenced by such convertible debt securities (and any accrued and unpaid interest thereon which is not payable upon conversion of such debt securities pursuant to the terms thereof) shall not be treated as a liability of the Company and the Shares issuable pursuant to such convertible debt securities shall be treated as being in issue;

4) if the Market Price (as defined in Article 9) for the Shares on the Valuation Day on which such valuation is made is less than or equal to the stated conversion price for any outstanding convertible debt securities of the Company, the indebtedness evidenced by such convertible debt securities of the Company shall be treated as a liability of the Company in an amount equal to the principal amount of the indebtedness outstanding plus all accrued and unpaid interest thereon;

5) all investments, cash balances and other assets expressed in currencies other than the currency in which the net asset value for the Company is calculated shall be valued after taking into account the market rate or rates of exchange in force at the date and time for determination of the net asset value of Shares; and

6) where on any Valuation Day the Company has contracted to:

--purchase any asset, the value of the consideration to be paid for such asset shall be shown as a liability of the Company and the value of the asset to be acquired shall be shown as an asset of the Company;

--sell any asset, the value of the consideration to be received for such asset shall be shown as an asset of the Company and the asset to be delivered shall not be included in the assets of the Company;

provided, however, that if the exact value or nature of such consideration or such asset is not known on such Valuation Day, then its value shall be estimated by the Company, provided, further, that in the case of purchases and sales of assets on a Regulated Market, the principles set forth in this paragraph 6) shall be given effect from the day which is one business day after the trade date of the relevant purchase or sale (being the date that the relevant broker executes the order for such purchase or sale).

For the avoidance of doubt, the provisions of this Article 10 (including, in particular, Part III hereof) are rules for determining net asset value per Share and are not intended to affect the treatment for accounting or legal purposes of the assets and liabilities of the Company or any securities issued by the Company.

ARTICLE 11.--FREQUENCY AND TEMPORARY SUSPENSION OF CALCULATION OF NET ASSET VALUE PER SHARE AND OF ISSUE OF SHARES

The net asset value per Share shall be calculated from time to time by the Company (or any agent appointed by the Company) under the responsibility of the board of directors provided the calculation is made at least once a year (at the end of the financial year of the Company) as well as on each day by reference to which the board of directors approves the pricing of an issue of Shares provided that this is in compliance with applicable laws and regulations, such date or time of calculation being referred to herein as the "VALUATION DAY."

The Company may suspend the determination of the net asset value per Share and the issue of its Shares during:

a) any period when any one of the principal markets or other stock exchanges on which a substantial portion of the assets attributable to such Shares, from time to time, are quoted is closed (otherwise than for ordinary holidays) or during which dealings therein are restricted or suspended; or

b) any period when, as a result of political, economic, military or monetary events or any circumstances outside the control, responsibility and power of the board of directors, or the existence of any state of affairs in the property market, disposal of the assets owned by the Company attributable to such Shares is not reasonably practicable without this being seriously detrimental to the interests of shareholders or if in the opinion of the board of directors issue, sale and/or redemption prices cannot fairly be calculated; or

c) any breakdown in the means of communication normally employed in determining the price of any of the investments or the current prices on any market or other stock exchanges; or

d) any period when the board of directors is unable to repatriate funds for the purpose of making payments on the redemption of Shares to the holders thereof or during which time any transfer of funds involved in the realisation or acquisition of investments or payments due on redemption of such Shares, if any, cannot in the opinion of the board of directors be effected at normal rates of exchange; or

e) any period when the net asset value of any subsidiary of the Company may not be determined accurately; or

f) upon the publication of a notice convening a general meeting of shareholders for the purpose of resolving to wind up the Company; or

g) when for any other reason, the prices of any investments cannot be promptly or accurately ascertained.

Any such suspension shall be publicized, if appropriate, by the Company and may be notified to shareholders having made an application for subscription of Shares for which the calculation of the net asset value has been suspended.

                                   TITLE III

                        ADMINISTRATION AND SUPERVISION

ARTICLE 12.--DIRECTORS

The Company shall be managed by a board of directors composed of not less than three members, who need not be shareholders of the Company. They shall be elected for a term of one year. The directors shall be elected by the shareholders at a general meeting of shareholders; the latter shall further determine the number of directors and their remuneration.

Directors shall be elected by the majority of the votes of the Shares present or represented at a general meeting.

Any director may be removed with or without cause or be replaced at any time by a resolution passed by a majority of the votes of the Shares present or represented at a general meeting.

In the event of a vacancy in the office of director, the remaining directors may temporarily fill such vacancy; the shareholders shall take a final decision regarding such nomination at their next general meeting.

At all times the majority of the directors shall be residents in Europe. All meetings of the board of directors, other than occasional telephonic meetings, shall take place in Europe.


ARTICLE 13.--BOARD MEETINGS

The board of directors shall choose from among its members a chairman, and may choose from among its members one or more vice-chairmen. It may also choose a secretary, who need not be a director, who shall write and keep the minutes of the meetings of the board of directors and of the shareholders. The board of directors shall meet upon call by the chairman or any two directors, at the place indicated in the notice of meeting (but in no event in the United States of America, its territories or possessions, or in the United Kingdom).

The chairman shall preside at the meetings of the directors and of the shareholders. In his absence, the shareholders or the board members shall decide by a majority vote that another director, or in case of a shareholders' meeting, that any other person shall be in the chair of such meetings.

Resolutions of the board of directors shall be taken by a majority vote of the directors present or represented; provided, however, that all transactions between the Company and the Advisor or Security Capital Group Incorporated ("SECURITY CAPITAL GROUP") or any other subsidiary of Security Capital Group, including purchases of securities of Security Capital Group (within a limit of 10% of the Company's assets) and any renewal of the Company's advisory agreement with the Advisor shall also be approved by a majority of the independent directors of the Company. For purposes of this
Article 13, "INDEPENDENT DIRECTOR" shall mean a person other than an officer or employee of the Company or Security Capital Group or its subsidiaries (including the Advisor) or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

The board of directors may appoint any officers, including a general manager and any assistant general managers as well as any other officers that the Company deems necessary for the operation and management of the Company. Such appointments may be cancelled at any time by the board of directors. The officers need not be directors or shareholders of the Company. The officers shall have the rights and duties conferred upon them by the board of directors.

Written notice of any meeting of the board of directors shall be given to all directors at least twenty-four hours prior to the date set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of meeting. This notice may be waived by consent in writing, by telegram, telex, telefax or any other similar means of communication. Separate notice shall not be required for meetings held at times and places fixed in a resolution adopted by the board of directors.

Any director may act at any meeting by appointing in writing, by telegram, telex or telefax or any other similar means of communication another director as his proxy. A director may represent several of his colleagues.

Any director may participate in a meeting of the board of directors by conference call or similar means of communications equipment whereby all persons participating in the meeting can hear each other and participating in a meeting by such means shall constitute presence in person at such meeting.

The directors may only act at duly convened meetings of the board of directors. The directors may not bind the Company by their individual signatures, except if specifically authorized thereto by resolution of the board of directors.

The board of directors can deliberate or act validly only if at least the majority of the directors, or any other number of directors that the board may determine, are present or represented.

Resolutions of the board of directors will be recorded in minutes signed by the chairman of the meeting. Copies of extracts of such minutes to be produced in judicial proceedings or elsewhere will be validly signed by the chairman of the meeting or any two directors.

Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the directors' meetings; each director shall approve such resolution in writing, by telegram, telex, telefax or any other similar means of communication. All such resolutions shall form the record that proves that such decision has been taken.


ARTICLE 14.--POWERS OF THE BOARD OF DIRECTORS

The board of directors is vested with the broadest powers to perform all acts of disposition and administration within the Company's purpose, in compliance with the investment policy as set out in the Sales Documents (as defined in Article
4) and as determined in Article 18 hereof.

All powers not expressly reserved by law or by the present Articles of Incorporation to the general meeting of shareholders are in the competence of the board.


ARTICLE 15.--CORPORATE SIGNATURE

Vis-a-vis third parties, the Company is validly bound by the joint signatures of any two directors or by the single or joint signature(s) of any person(s) to whom authority has been delegated by the board of directors.


ARTICLE 16.--DELEGATION OF POWER

The board of directors of the Company may delegate its powers to conduct the daily management and affairs of the Company (including the right to act as authorized signatory for the Company) and its powers to carry out acts in furtherance of the corporate policy and purpose to one or several physical persons or corporate entities (provided such persons or entities are not residents of the United States of America or physically present there), which need not be members of the board, who shall have the powers determined by the board of directors and who may, if the board of directors so authorizes, sub-delegate their powers (but not to residents of the United States of America or persons physically present there).

The board may also confer other special powers of attorney by notarial or private proxy.


ARTICLE 17.--INVESTMENT ADVISOR

The board of directors of the Company shall initially appoint as advisor Security Capital (EU) Management S.A. (the "ADVISOR"), a company organized and existing under the laws of the Grand Duchy of Luxembourg, who shall supply the Company with recommendation and advice with respect to the Company's investment policy pursuant to Article 18 hereof, in particular for identifying and selecting investment opportunities, advising on their purchase and sale and actively monitoring the progress of the Company's portfolio. The board of directors shall have the right to replace the

Advisor or appoint additional advisors.


ARTICLE 18.--INVESTMENT POLICIES AND RESTRICTIONS

The board of directors, based upon the principle of risk spreading, has the power to determine the investment policies and strategies of the Company and the course of conduct of the management and business affairs of the Company, within the restrictions as set forth in the Sales Documents issued by the board of directors and in compliance with applicable laws and regulations.

Investments in real estate may be made by the Company either directly or indirectly through subsidiaries or real estate companies as the board of directors may from time to time decide. References in these Articles to "INVESTMENTS" and "ASSETS" shall mean, as appropriate, either investments made and assets beneficially held directly or investments made and assets beneficially held indirectly through the aforesaid subsidiaries and real estate companies.


ARTICLE 19.--CONFLICT OF INTEREST

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in, or is a director, associate, officer or employee of, such other company or firm. Any director or officer of the Company who serves as a director, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

In the event that any director or officer of the Company may have in any transaction of the Company an interest opposite to the interests of the Company, such director or officer shall make known to the board of directors such opposite interest and shall not consider or vote on any such transaction, and such transaction and such director's or officer's interest therein shall be reported to the next succeeding general meeting of shareholders.

The term "OPPOSITE INTEREST", as used in the preceding sentence, shall not include any relationship with or without interest in any matter, position or transaction involving the Advisor or its affiliates, the Custodian, as well as any other person, company or entity as may from time to time be determined by the board of directors on its discretion.


ARTICLE 20.--INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company shall indemnify any director or officer, and his heirs, executors
and
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                                                                              26

administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company or, at its request, of any other company of which the Company is a shareholder or a creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct; in the event of settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled. The Company shall advance litigation-related expenses to a director or officer if the Company's legal counsel determines that indemnification by the Company is likely and if the director or officer agrees to repay any advance if he is determined not to be entitled to indemnification.


ARTICLE 21.--AUDITORS

The accounting data related in the annual report of the Company shall be examined by the Auditors (reviseurs d'entreprises agrees) appointed by the general meeting of shareholders and remunerated by the Company.

The Auditors shall fulfil all duties prescribed by the law of 30 March 1988 on undertakings for collective investment.

The financial statements of the Company shall be expressed in United States Dollars.


                                   TITLE IV

               GENERAL MEETINGS--ACCOUNTING YEAR--DISTRIBUTIONS

ARTICLE 22.--REPRESENTATION

The general meeting of shareholders shall represent the entire body of shareholders of the Company. Its resolutions shall be binding upon all the shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.


ARTICLE 23.--GENERAL MEETINGS

The general meeting of shareholders shall meet upon call by the board of directors.

It may also be called upon the request of shareholders representing at least one fifth of the share capital.
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                                                                              27

The annual general meeting shall be held in accordance with Luxembourg law at Luxembourg-City at a place specified in the notice of meeting, on the last Wednesday of June at 11.00 a.m.

If such day is a legal or a bank holiday in Luxembourg, the annual general meeting shall be held on the next following business day at the same time.

Other meetings of shareholders may be held at such places and times as may be specified in the respective notices of meeting.

Shareholders shall meet upon call by the board of directors pursuant to a notice setting forth the agenda sent at least eight days prior to the meeting to each registered shareholder at the shareholder's address in the register of shareholders. The giving of such notice to registered shareholders need not be justified to the meeting. The agenda shall be prepared by the board of directors except in the instance where the meeting is called on the written demand of the shareholders in which instance the board of directors may prepare a supplementary agenda.

The notice of meeting shall, in addition, be published as provided for by law in the Memorial, Recueil Special des Societes et Associations, in one or more Luxembourg newspapers, and in such other newspapers as the board of directors may decide.

As all Shares are in registered form, notices to shareholders may be mailed by registered mail only.

If all shareholders are present or represented and consider themselves as being duly convened and informed of the agenda, the general meeting may take place without notice of meeting.

The board of directors may determine all other conditions that must be fulfilled by shareholders in order to attend any meeting of shareholders.

The business transacted at any meeting of the shareholders shall be limited to the matters contained in the agenda (which shall include all matters required by law) and business incidental to such matters.

The board of directors may fix in advance a date, not exceeding fifty days, preceding the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, notwithstanding any transfer of any Shares on the register of shareholders after any such record date fixed as aforesaid.
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                                                                              28

ARTICLE 24.--QUORUM AND MAJORITY CONDITIONS

Each Share is entitled to one vote, in compliance with Luxembourg law and these Articles of Incorporation. A shareholder may act at any meeting of shareholders by giving a written proxy to another person, who need not be a shareholder and who may be a director of the Company.

Unless otherwise provided by law or herein, resolutions of the general meeting are passed by a simple majority vote of the shareholders present or represented.


ARTICLE 25.--ACCOUNTING YEAR

The accounting year of the Company shall commence on the first day of January of each year and shall terminate on the thirty-first day of December of the same year.


ARTICLE 26.-- MANDATORY CAPITAL RESERVE-DIVIDENDS AND DISTRIBUTIONS

Five per cent of the annual net profits of the Company shall be allocated to the reserve required by Luxembourg law. This allocation shall cease to be required as soon and so long as such surplus reserve equals or exceeds ten per cent of the issued capital of the Company as stated in Article 5 hereof, as such capital is increased or reduced from time to time as provided in Article 5 hereof.

The general meeting of shareholders shall determine how the balance of net profits shall be disposed of and from time to time may declare, or authorize the board of directors to declare, dividends and distributions in respect of such amounts. Subject to the provisions of Luxembourg law, the board of directors may decide from time to time to pay interim dividends. The general meeting of shareholders, by conversion of net profits into capital and paid-in surplus, may distribute stock dividends out of the authorized share capital in lieu of cash dividends.

For the purpose of determining the net profits available for dividends and distributions, the shareholders at the annual or any extraordinary general meeting may require that realized and/or unrealized capital losses are set off against the paid-in surplus of the Company. Dividends and other distributions may also be paid out of unappropriated net profit brought forward from prior years.

Dividends and distributions declared may be paid in United States dollars or any other currency selected by the board of directors, and may be paid at such times as the board of directors may determine. The board of directors may make a final determination of the rate of exchange applicable to translate funds available for such dividends or distributions into the currency of payment.

The payment of any dividends or distributions shall be made to shareholders at the address indicated on the register of shareholders. Any dividends or distributions declared but not claimed by a shareholder within a period of five years from the declaration thereof, shall be forfeited by the shareholder and shall revert to the
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                                                                              29

Company. The board of directors shall have the power from time to time to take all necessary action to perfect such reversion and to authorize such action on behalf of the Company. No interest will be paid on dividends declared or distributions made by the Company but held by it for the account of shareholders.

                                    TITLE V

                               FINAL PROVISIONS

ARTICLE 27.--CUSTODIAN

To the extent required by law, the Company shall enter into a custody agreement with a banking or saving institution as defined by the law of April 5, 1993 on the financial sector (herein referred to as the "CUSTODIAN").

The Custodian shall fulfil the duties and responsibilities as provided for by the law of 30 March 1988 on undertakings for collective investment.

If the Custodian desires to retire, the board of directors shall use its best endeavours to find a successor custodian within two months of the effectiveness of such retirement. The directors may terminate the appointment of the Custodian but shall not remove the Custodian unless and until a successor custodian shall have been appointed to act in the place thereof.


ARTICLE 28.--DISSOLUTION

The Company may at any time be dissolved by a resolution of the general meeting subject to the quorum and majority requirements referred to in Article 30 hereof.

Whenever the net assets fall below two thirds of the minimum net assets as prescribed by law, the equivalent in U.S. Dollars of LUF 50,000,000, the question of the dissolution of the Company shall be referred to the general meeting by the board of directors. The general meeting, for which no quorum shall be required, shall decide by the simple majority of the votes of the Shares represented at the meeting.

The question of the dissolution of the Company shall further be referred to the general meeting whenever the net assets fall below one fourth of the minimum net assets as prescribed by law, the equivalent in U.S. Dollars of LUF50,000,000; in such an event, the general meeting shall be held without any quorum requirements and the dissolution may be decided by shareholders holding one fourth of the votes of the Shares represented at the meeting.

The meeting must be convened so that it is held within a period of forty days from ascertainment that the net assets of the Company have fallen below two thirds or one fourth of the legal minimum, as the case may be.
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                                                                              30

ARTICLE 29.--LIQUIDATION

Liquidation shall be carried out by one or several liquidators, who may be physical persons or legal entities, appointed by the general meeting of shareholders which shall determine their powers and their compensation.


ARTICLE 30.--AMENDMENTS TO THE ARTICLES OF INCORPORATION

These Articles of Incorporation may be amended by a general meeting of shareholders subject to the quorum and majority requirements provided by the law of 10 August 1915 on commercial companies, as amended.


ARTICLE 31.--STATEMENT

Words importing a masculine gender also include the feminine gender and words importing persons or shareholders also include corporations, partnerships, associations and any other organized group of persons whether incorporated or not.


ARTICLE 32.--APPLICABLE LAW

All matters not governed by these Articles of Incorporation shall be determined in accordance with the law of 10 August 1915 on commercial companies and the law of 30 March 1988 on undertakings for collective investment as such laws have been or may be amended from time to time.